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                                                         Exhibit 10.11

THIS AGREEMENT IS MADE AT PUNE ON THIS 28  DAY OF SEPTEMBER 1994.

BETWEEN

BIO-VED, INC. 911, Bern Court, # 110, San Jose, CA 95112 USA (hereinafter referred to as THE COMPANY) of the FIRST PART.

AND

DR. BHUSHAN PATWARDHAN 1471, Shukrawar Peth,
Tulshibag. Chowk, Pune 2, (Hereinafter referred to as DR. PATWARDHAN) of the SECOND PART.

WHEREAS

1.  REPRESENTATIONS:

    Dr. Patwardhan represented to the Company that:

    a) He has developed a PHARMACEUTICAL FORMULATION (named by him as RA-1 and hereinafter referred to as RA-1).

    b) He is the absolute owner of RA-1 and process for extraction and manufacture of RA-1.

    c) The said formula RA-1 is useful in the method of treating musculoskeletal diseases.

    d) Dr. Patwardhan has filed an application for a patent in the United States of America under Application No. OR/273, 189 on July 11th 1994 for method of treating musculoskeletal diseases and with the use of the formula RA-1.

    e) Dr. Patwardhan has also filed two applications for patents in India for and in respect of RA-1, and the property and ownership in RA-1 and the method of manufacture/extraction of RA-1 and its uses and application, on 17.8.1994 and 2nd application on 23rd August, 1994.

    f) No other person other than Dr. Patwardhan has any right, title interest or claim in the development of the formula RA-1 and its uses, extraction and manufacture; and that the ownership and/or intellectual property in RA-1 and the development manufacture and extraction of RA-1 belongs exclusively to Dr. Patwardhan.

2. The representation made by Dr. Patwardhan and briefly narrated in para (1) above from the basis of this agreement.

3.  GRANT:

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    Dr. Patwardhan agrees to grant to the Company, the exclusive rights for the use, development, extraction, manufacture, sale and commercial exploitation of formulation RA-1, either as sole formulation or in combination with other products or formulation or formulations throughout the world. (These rights are hereinafter referred to as Rights in RA-1).

4.  PAYMENTS:

    In anticipation of this agreement, the Company had started clinical and other trials. If the Company is satisfied about the use of the said RA-1 for treatment of musculoskeletal diseases and/or any other disease, for which the Company may use the said formulation RA-1, then the Company agrees to make the following payments to Dr. Patwardhan.

    [*****] After the Company is satisfied about the clinical and other trials of the formulation RA-1; the trials are expected to be completed in the approximate period of three months hereto.

    [*****] Upon signing of the definitive documents, actually transferring the property and rights in RA-1, shall be deposited in an escrow account by the company and be payable to Dr. Patwardhan with interest, if any, paid by the Bank on the US patent application, filed by Dr. Patwardhan on July 11, 1994, being granted.

    [*****] After vetting by the US Attorney of the Company of the application for US patent made by Dr. Patwardhan. This vetting is expected within one month of Dr. Patwardhan giving all the papers relating to the patent and the product to the Company. This amount shall be paid only if U.S. attorney of the Company is satisfied that the formulation and the method of treatment and the composition of the formulation RA-1 is patentable under US law.

5. In addition to the aforesaid sum, the Company shall pay to Dr. Patwardhan, a sum of [*****] (inclusive of all costs, expenses, fees and charges) per patent for two patents on Dr. Patwardhan obtaining two Indian patents in respect of RA-1 including the patents for the said formulation and its true use, extraction and method of manufacture.

6.  CONFIDENTIALITY:

    The documents and information given by Dr. Patwardhan to the Company shall be treated as confidential by the Company and shall not be disclosed by anybody except for the purpose of evaluation by the U.S. and Indian Attorneys of the Company and Attorneys office for ascertaining whether the RA-1 is mentioned of its manufacture, production and extraction as also its use and application for treatment of diseases is patentable under U.S. Law.

* Confidential provisions omitted and filed separately with the Commission.

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7.  The results of the clinical and other trials commenced by the Company and/or under the authority of the Company, shall be kept secret by Dr. Patwardhan and he shall not disclose the said results to anyone; nor shall Dr. Patwardhan disclose any information coming to his knowledge regarding the company or regarding any matter in connection with this agreement, to anybody except with the written consent of the Company.

8.  MARKETING:

    The Company intends to use the said formulation and/or sell the said formulation in the market for treatment of musculoskeletal diseases or any other diseases. The Company intends to bring in the market, the said formulation within a period of one year of the granting of two patents under in India as mentioned earlier, as well as FDA approval. The Company intends to market the said formulation worldwide within a period of 7 years from the time of the signing of the definitive Agreement. It is intention of the parties to market the formulation RA-1 as early as possible. The Company expects to market the product in India as soon as possible and Dr. Patwardhan agrees to co-operate with the company in it.

9. In the event of the Company failing to commence the marketing operation in respect of the said product in India within the aforesaid period of one year, Dr. Patwardhan shall have all rights to the said product in India. In the event of the Company altogether failing to commence the marketing of the said formulation within a period of 7 years anywhere in the world other than India, then Dr. Patwardhan shall have all rights to the said product outside India.

10. ROYALTY:

    The Company shall pay to Dr. Patwardhan a royalty calculated at the rate of [*****] of the gross revenue earned by it by marketing and sale of the said formulation. The royalty shall be paid after the accounts are settled by the Company at the end of each accounting year.

11. SUBLICENSING:

    The Company shall be entitled to sublicense the use, manufacture and/or sale of the said formulation RA-1. In the event of sublicensing, the Company shall pay to Dr. Patwardhan [*****] of the royalty received by the said sublicensing.

12. VESTING OF RIGHTS:

    The entire rights in respect of the said formulation, its method of extraction and manufacture and a commercial exploitation of the said formulation and all the rights in RA-1 shall vest in the Company and Dr. Patwardhan shall not be entitled to interfere in it any manner.

13. ARBITRATION:

    In the event of any dispute arising between the parties regarding this agreement and/or interpretation of the terms and conditions of this agreement and/or liabilities arising out of this agreement, the same shall be referred to an arbitration of two arbitrators, one to be

* Confidential provisions omitted and filed separately with the Commission.

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    appointed by each party and in the event of arbitrators not being unanimous in their decisions, the matter shall be referred to an umpire to be chosen, and appointed by the arbitrators. The arbitration proceedings may be held in India but the matter shall be decided in accordance with the law of the country about which or within whose territory the subject matter of the dispute arises, or relates.

IN WITNESS WHEREOF the parties have signed this Deed on the date and year mentioned herein.



Signed by
s/Barry Wald
Mr. Barry Wald
President,
On Behalf of BIO-VED, Inc. USA,
On 28th September, 1994.               (Party of the First Part)



Signed by
s/Bhushan Patwardhan
Dr. Bhushan Patwardhan,
 on 28th September, 1994
at Bombay.                        (Party of the Second Part)

In the presence of :
1.  s/Ajit P. Chitre
    Ajit P. Chitre,
    10, Shri Vishnubaug Society,
    Pune 411 016.

2 .